Exhibit 99.1

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. REPORTS

RESULTS FOR THE QUARTER AND YEAR ENDED

December 31, 2005

ATLANTIC CITY, April 3, 2006 - Resorts International Hotel and Casino, Inc. (“Resorts”), which owns and operates Resorts Atlantic City, a casino/hotel in Atlantic City, NJ, today, reported its operating results for the fourth quarter ended December 31, 2005.

Fourth Quarter 2005 Results

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the fourth quarter were $0.1 million as compared to $2.7 million in the year earlier quarter. The decrease in EBITDA was a result of an increase in labor costs, healthcare costs, and energy costs, as well as an aggressive marketing campaign, and charges incurred from an affiliate. These increases in costs were offset by an increase in net revenues of $7.2 million related to increased volumes during the fourth quarter 2005. Net loss for the fourth quarter 2005 was $8.1 million compared to $4.0 million in 2005.

The increase in labor and union benefit costs for the fourth quarter was a result of difficult comparisons with the prior year given lower labor costs during the Local 54 strike in October 2004. The increase in healthcare costs was a result of the company adopting a self-insured medical plan for its non-bargaining employees in June 2005 and the effects of the new Local 54 Agreement. The increase in marketing costs was a result of an aggressive campaign in the fourth quarter primarily from the effects of a double bonus promotion.

Gaming revenues for the quarter were $63.8 million, compared to $54.8 million for the comparable 2004 quarter. Net revenues for the quarter were $57.8 million, compared to $50.6 million in the prior year. Gaming volumes for the fourth quarter were up 18.9% and 6.7% for table drop and slot handle, respectively, as a result of the factors described above.

Gross room revenues for the fourth quarter increased $1.0 million over 2004 as a result of 11,941 additional occupied room nights due to the new tower, and an increase in the average room rate during the quarter.

Total Year 2005 Results

EBITDA for the twelve months ended December 31, 2005 was $32.1 million compared to $30.7 million for 2004. Net loss for the year was $10.4 million compared to net loss of $4.8 million in 2004. The greater loss was a result of an increase in depreciation expense and interest expenses related to the opening of the new tower in June 2004.

Gaming revenues for the twelve months ended December 31, 2005 were $268.1 million compared to $247.8 million in 2004. Net revenues for the 2005 were $246.4 million compared to $230.9 million in 2005. The year over year increase was the result of the opening of the Rendezvous Tower and the related casino expansion in the third quarter 2004. Gaming volumes for the twelve months ended December 31, 2005 were up 13.7% and 4.6% for table drop and slot handle, respectively, primarily as a result of the new tower and increased marketing efforts.

Capital Expenditures

During the fourth quarter 2005, the Company invested $3.4 million of capital.

Non-GAAP Financial Measures

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement but is commonly used as a measure of a company’s performance. A reconciliation of EBITDA to Net income (loss) is attached to this release.

EBITDA is presented as a supplemental disclosure because it is used by the company in reviewing and analyzing its performance. This measure is used widely within the gaming industry as an indicator of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

Resorts’ calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

Investor Conference Call

Management will conduct a conference call for holders of Resorts 11 1/2% First Mortgage Notes and investment analysts on Tuesday, April 4, 2006 at 4:00 PM EDT. Interested participants should call toll free 1-800-289-0544 ID: “Resorts Atlantic City 4th Quarter Conference Call”. The digital rebroadcast can be accessed by calling 1-888-203-1112.

Readers are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Resorts may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): financial community and rating agency perceptions of Resorts, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Resort’s operations. Access to available and feasible financing, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, fourth-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Resorts disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Net revenues	$57,840	$50,607	$246,357	$230,886
Operating expenses	57,910	48,050	214,968	200,659
Depreciation and amortization	4,897	4,272	20,657	16,837
Pre-opening expenses	—	—	—	2,722

Income (loss) from operations	(4,967)	(1,715)	10,732	10,668

Interest income	212	123	663	522
Interest expense, net of capitalized interest	(5,952)	(5,912)	(23,944)	(19,195)
Other income (expense), net	—	54	28	1,255

Loss before income taxes	(10,707)	(7,450)	(12,521)	(6,750)

Benefit for income taxes	2,580	3,401	2,167	1,912

Net loss	$(8,127)	$(4,049)	$(10,354)	$(4,838)

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

Reconciliation of Net Loss to EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Net Loss	$(8,127)	$(4,049)	$(10,354)	$(4,838)
Add: Interest expense	5,952	5,912	23,944	19,195
Depreciation and Amortization	4,897	4,272	20,657	16,837
Pre-opening expense	—	—	—	2,722
Benefit for income taxes	(2,580)	(3,401)	(2,167)	(1,912)
Disposal of assets	—	(54)	(28)	(1,255)

EBITDA	$142	$2,680	$32,052	$30,749

The Company considers “EBITDA” to be a key indicator of its performance. EBITDA represents the Company’s earnings before interest expense, taxes, depreciation and amortization costs, pre-opening costs incurred in connection with the New Tower, and other non-cash items. The Company believes that EBITDA is a commonly used measure of performance in the gaming industry, and uses it as the primary measurement in evaluating management’s operating performance. EBITDA is provided to enhance an investor’s understanding of the Company’s operating result. EBITDA should not be considered as an alternative to operating income (as determined in accordance with generally accepted accounting principles, or “GAAP”) as an indicator of operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or to other consolidated income or cash flow statement data, as are determined in accordance with GAAP. Not all companies calculate EBITDA in the same manner. The above table reflects a reconciliation of the Company’s EBITDA, as defined in the Indenture, to net income as determined in accordance with GAAP for the periods noted.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$25,280	$31,512
Other current assets	12,211	15,726

Total current assets	37,491	47,238

Property and equipment, net	256,696	256,243
Other assets (including $103 and $500 of restricted cash and cash equivalents in 2005 and 2004, respectively)	18,319	18,215

Total assets	$312,506	$321,696

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$46,443	$38,970
Long-term debt, less current portion	194,224	193,951
Other long-term liabilities	—	6,582

Total liabilities	240,667	239,503

Common stock	—	—
Capital in excess of par	77,673	77,673
Retained (Deficit) earnings	(5,834)	4,520

Total shareholder’s equity	71,839	82,193

Total liabilities and shareholder’s equity	$312,506	$321,696